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                                                                    Exhibit 99.2
                                 PROMISSORY NOTE

                                 ---------------

$15,000,000.00                                                     July 31, 2003

     FOR VALUE RECEIVED, the undersigned, FIRST ADVANTAGE CORPORATION, doing business in Florida as FIRST ADVANTAGE HOLDING, INC. (the "Borrower"), hereby promises to pay to the order of BANK OF AMERICA, N.A. (the "Bank"), a national banking association, whose address is 9000 Southside Blvd., Building 100, Jacksonville, Florida 32256, the principal sum of Fifteen Million and 00/100 Dollars ($15,000,000.00), together with interest on the outstanding principal balance hereof at the rate provided herein. This Note shall be governed by the following provisions:

     1. Advances. The Borrower and the Bank have executed a Loan Agreement (as amended or restated from time to time, the "Loan Agreement") of even date herewith. The loan evidenced by this Note is a revolving loan, and the Borrower may borrow, repay and reborrow principal amounts hereunder during the term hereof subject to the terms contained herein and in the Loan Agreement. Notwithstanding the foregoing, the outstanding principal balance hereof shall not exceed $15,000,000.00 at any one time (or such lesser amount as may be set forth in the Loan Agreement). This Note is the Note described in the Loan Agreement.

     2. Payments.

         (a) The Borrower shall pay all accrued interest hereunder on the first day of each calendar month during the term hereof commencing on July 1, 2003, and continuing on the first day of each calendar month thereafter.

         (b) The Borrower shall pay all outstanding principal hereunder, together with all then accrued and unpaid interest, on July 31, 2005 (the "Maturity Date").

         (c) This Note will be considered renewed if and only if the Bank has sent to Borrower a written notice of renewal (the "Renewal Notice") effective as of the Maturity Date. If this Note is renewed, it will continue to be subject to all the terms and conditions set forth herein except as modified by the Renewal Notice. If this Note is renewed, the term "Maturity Date" shall mean the date set forth in the Renewal Notice as the Maturity Date and all outstanding principal plus all accrued interest shall be paid on the Maturity Date. The same process for renewal will apply to any subsequent renewal of this Note. A renewal fee may be charged at the Bank's option. The amount of the renewal fee will not exceed 0.10% of the renewal amount.

     3. Interest.

         (a) Interest shall initially accrue on the outstanding principal balance of this Note at the Adjusted Libor Rate (as defined herein) in effect on the date of this Note. The rate of

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     interest shall be adjusted on each Interest Rate Adjustment Date (as defined herein) so that interest shall accrue at the Adjusted Libor Rate for the Interest Period (as defined herein) commencing on such Interest Rate Adjustment Date. For purposes of this paragraph, the following terms shall have the following meanings:

              (i) "Adjusted Libor Rate" for each Interest Period shall mean a rate that is equal to the applicable Libor Rate plus the Applicable Margin (as defined herein). The Libor Rate for each Interest Period shall mean the offered rate for deposits in United States dollars in the London Interbank market for a one month period which appears on the Libor Rate Reference Page (as defined herein) as of 11:00 a.m. (London time) on the day that is two London Banking Days (as defined herein) preceding the first calendar day of the Interest Period (as such rate may be adjusted from time to time in the Bank's sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs). If at least two such offered rates appear on the Libor Rate Reference Page, the rate will be the arithmetic mean of such offered rates.

              (ii) The "Applicable Margin" is the percentage per annum set forth below based on Borrowers' Funded Debt Ratio as defined in Section 4.11 of the Loan Agreement.

                      Applicable Margin

                      -----------------

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      Funded Debt Ratio                Applicable Margin

      -----------------                -----------------

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Less than  or equal to 1.5 to 1         1.25% per annum

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Greater  than  1.50 to 1 but
equal to or less than 2.50 to 1         1.39% per annum

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Greater than 2.50 to 1           Default    Rate   (as   defined
                                     herein)

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         The Applicable Margin will be established based upon the Borrower's most recent quarterly compliance certificate received by the Bank, as required in the Loan Agreement. The Applicable Margin will be in effect from the first day of the calendar month following receipt of that compliance certificate until the first day of the calendar month following receipt of the next quarterly compliance certificate. Until the first compliance certificate is due pursuant to the Loan Agreement, the Applicable Margin will be 1.39% per annum. Thereafter, if any compliance certificate is not delivered when required under the Loan Agreement, the Applicable Margin from the date such certificate was due until the date that the Bank receives the same will be 2.50% per annum.

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              (iii) "Banking Business Day" shall mean each day other than a
         Saturday, a Sunday or any holiday on which commercial banks in Jacksonville, Florida are closed for business.

              (iv) "Interest Period" shall mean: (aa) an initial period commencing on the date hereof and continuing through the day immediately preceding the first Interest Rate Adjustment Date; and (bb) each period thereafter commencing on each Interest Rate Adjustment Date and continuing through the day immediately preceding the next Interest Rate Adjustment Date.

              (v) "Interest Rate Adjustment Date" shall mean the first Banking Business Day of July, 2003, and the first Banking Business Day of each calendar month thereafter.

              (v) "Libor Rate Reference Page" shall mean any of the following reference pages or sources (as selected from time to time by the Bank in its discretion): (aa) the Dow Jones Telerate Page 3750; (bb) the Reuters Screen LIBO Page; or (cc) such other index or source as the Bank may in its sole discretion select showing rates offered for United States dollar deposits in the London Interbank market.

              (vi) "London Banking Day" shall mean each day other than a Saturday, a Sunday or any holiday on which commercial banks in London, England are closed for business.

         (b) Interest shall be calculated on the basis of a 360 day year (based upon the actual number of days elapsed) (or, at the Bank's option, on the basis of a 360-day year consisting of twelve 30-day months).

         (c) The total liability of the Borrower and any endorsers or guarantors hereof for payment of interest shall not exceed any limitations imposed on the payment of interest by applicable usury laws. If any interest is received or charged by any holder hereof in excess of that amount, the Borrower shall be entitled to an immediate refund of the excess.

         (d) Notwithstanding any contrary provision set forth herein, any principal of, and to the extent permitted by applicable law, any interest on this Note, and any other sum payable hereunder, that is not paid when due shall bear interest, from the date due and payable until paid, payable on demand, at a rate per annum (the "Default Rate") equal to the lesser of:
     (i) the rate per annum otherwise payable under Section 3(a) hereof, as applicable, plus four percent (4%) per annum; or (ii) the highest rate permitted by law.

     4. Prepayment. The Borrower shall be entitled to prepay this Note in whole or in part at any time without penalty.

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     5. Application of Payments. All payments hereunder shall be applied first to the Bank's costs and expenses, then to fees authorized hereunder or under the Loan Agreement, then to interest and then to principal.

     6. Default. An Event of Default shall be deemed to have occurred hereunder upon the occurrence of an Event of Default under the Loan Agreement. If any Event of Default or any Default (as defined in the Loan Agreement) shall occur, any obligation of the Bank to make advances hereunder shall be terminated without notice to the Borrower. In addition, if any Event of Default shall occur, the Bank may declare, in the manner set forth in the Loan Agreement, the outstanding principal of this Note, all accrued and unpaid interest hereunder and all other amounts payable under this Note to be forthwith due and payable. Thereupon, the outstanding principal of this Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. Upon the occurrence of any Event of Default, the outstanding principal of this Note, and any accrued and unpaid interest, shall bear interest at the Default Rate.

     7. Expenses. All parties liable for the payment of this Note agree to pay the Bank all costs incurred by it in connection with the collection of this Note. Such costs include, without limitation, fees for the services of counsel and legal assistants employed to collect this Note, whether or not suit be brought, and whether incurred in connection with collection, trial, appeal or otherwise. All such parties further agree to indemnify and hold the Bank harmless against liability for the payment of state documentary stamp taxes, intangible personal property taxes or other taxes (including interest and penalties, if any) excluding income or service taxes of the Bank, which may be determined to be payable with respect to this transaction.

     8. Late Charge. If any scheduled payment hereunder is 15 or more days late, the Borrower shall pay a fee equal to 4% of the unpaid portion of the scheduled payment. The fee is not a penalty, but liquidated damages to defray administrative and related expenses due to such late payment. The fee shall be immediately due and payable and shall be paid by the Borrowers to the Bank without notice or demand. This provision for a fee is not and shall not be deemed a grace period, and Bank has no obligation to accept a late payment. Further, the acceptance of a late payment shall not constitute a waiver of any default then existing or thereafter arising under this Note.

     9. Setoffs. The Borrower and any endorsers, sureties, guarantors, and all others who are, or who may become liable for the payment hereof, other than The First American Corporation and its affiliates (excluding the Borrower and its subsidiaries) severally expressly grant to the Bank a continuing first lien security interest in any and all money, general or specific deposits, or property of any such parties now or hereafter in the possession of the Bank. The Borrower and such other parties authorize and empower the Bank, in its sole discretion, at any time after the occurrence of a default hereunder to appropriate and, in such order as the Bank may elect, apply any such money, deposits or property to the payment hereof.

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     10. Auto Debit. The Borrower hereby authorizes the Bank to automatically deduct the amount of any payment due hereunder from any of the Borrower's accounts now or hereafter maintained with the Bank (including, without limitation, account number 005487624677). If the funds in such account are insufficient to cover any payment, the Bank shall not be obligated to advance funds to cover the payment. At any time and for any reason, the Borrower or the Bank may voluntarily terminate automatic payments hereunder.

     11. Miscellaneous. The Borrower and all sureties, endorsers and guarantors of this Note shall make all payments hereunder in lawful money of the United States at the Bank's address set forth herein or at such other place as the Bank may designate in writing. The remedies of the Bank as provided herein shall be cumulative and concurrent, and may be pursued singly, successively or together, at the sole discretion of the Bank and may be exercised as often as occasion therefor shall arise. No act of omission or commission of the Bank, including specifically any failure to exercise any right, remedy or recourse, shall be effective, unless set forth in a written document executed by the Bank, and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy or recourse as to any subsequent event. This Note shall be construed and enforced in accordance with Florida law and shall be binding on the successors and assigns of the parties hereto. The term "Bank" as used herein shall mean any holder of this Note. If more than one person or entity executes this Note, such persons and entities shall be jointly and severally liable hereunder. The Bank may, at its option, round any or all fractional interest rates under paragraph 3 upwards to the next higher 1/100 of 1%. The Borrower and all sureties, endorsers and guarantors of this Note hereby: (a) waive demand, notice of demand, presentment for payment, notice of nonpayment or dishonor, protest, notice of protest and all other notice, filing of suit and diligence in collecting this Note, or in the Bank's enforcing any of its rights under any guaranties securing the repayment hereof;
(b) agree to any substitution, addition or release of any collateral or any party or person primarily or secondarily liable hereon; (c) agree that the Bank shall not be required first to institute any suit, or to exhaust his, their or its remedies against the Borrower or any other person or party to become liable hereunder, or against any collateral in order to enforce payment of this Note;
(d) consent to any extension, rearrangement, renewal or postponement of time of payment of this Note and to any other indulgency with respect hereto without notice, consent or consideration to any of them; and (e) agree that, notwithstanding the occurrence of any of the foregoing (except with the express written release by the Bank of any such person), they shall be and remain jointly and severally, directly and primarily, liable for all sums due under this Note.

     12. Arbitration. The Borrower, and the Bank by its acceptance hereof, agree to the following arbitration provisions:

         (a) These arbitration provisions govern the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims (collectively, a "Claim") that arise out of or relate to: (i) this Note (including any renewals, restatements, extensions or modifications hereof); or (ii) any document related to this Note.

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         (b) At the request of the Borrower or the Bank, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Arbitration Act"). The Arbitration Act will apply even though this Note provides that it is governed by the law of a specified state. Arbitration proceedings will be determined in accordance with the Arbitration Act, the rules and procedures for the arbitration of financial services disputes of JAMS or any successor thereof ("JAMS"), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control. The arbitration shall be administered by JAMS and conducted in Hillsborough County, Florida. All Claims shall be determined by one arbitrator. However, if Claims exceed $1,000,000, upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator or arbitrators, as the case may be, shall be issued within 30 days of the close of the hearing. However, the arbitrator or arbitrators, as the case may be, upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator or arbitrators, as the case may be, shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

         (c) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Note.

         (d) These arbitration provisions do not limit the right of the Borrower or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

         (e) By agreeing to binding arbitration, the Borrower and the Bank irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the Borrower's executing, and the Bank's accepting, this Note. No provision in this Note or in any document related hereto regarding submission to jurisdiction or venue in any court is intended or shall be construed to be in derogation of the provisions of this Note or in any such other document for arbitration of any controversy or claim.

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     13. Assignment. The Bank may sell or offer to sell this Note, together with any and all documents guaranteeing, securing or executed in connection with this Note, to one or more assignees without notice to or consent of the Borrower. The Bank is hereby authorized to share any information it has pertaining to the loan evidenced by this Note, including without limitation credit information on the undersigned, any of its principals, or any guarantors of this Note, to any such assignee or prospective assignee.

     14. NOTICE OF FINAL AGREEMENT. THIS WRITTEN PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                                        FIRST ADVANTAGE CORPORATION, a Delaware
                                        corporation doing business in Florida as FIRST ADVANTAGE HOLDING, INC.

                                       By:  /s/ John Lamson
                                           -------------------------------------
                                           Its: EVP and CFO
                                               ---------------------------------

                                                                          (SEAL)

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